SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 15

      Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                     Securities Exchange Act of 1934.

                                             Commission File Number: 1-12322

                            Saba Petroleum Company
                 (Exact name of registrant as specified in its charter)

  3201 Airpark Drive, Suite 201, Santa Maria, CA 93455       (805) 347-8700
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Common Stock, $0.001 par value per share
           (Title of each class of securities covered by this Form)

                                    N/A
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)    [   ]
            Rule 12g-4(a)(1)(ii)    [   ]       Rule 12h-3(b)(2)(i)     [   ]
            Rule 12g-4(a)(2)(i)     [   ]       Rule 12h-3(b)(2)(ii)    [   ]
            Rule 12g-4(a)(2)(ii)    [   ]       Rule 15d-6              [   ]
            Rule 12h-3(b)(1)(i)     [   ]

     Approximate number of holders of record as of the certification or notice date: 0 (existence of registrant ceased by merger)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Saba Petroleum Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              /s/ Randeep S. Grewal
DATE: March 25, 1999     BY: __________________________________________
                            Randeep S. Grewal, Chief Executive Officer